MECCA APARTMENTS II



                        Audit of the Financial Statements
                      For the Year ended December 31, 2002

                                                               February 3, 2003

To the Partners of
       Mecca Apartments II

                          Independent Auditor's Report
                          ----------------------------

     We have audited the accompanying balance sheets of Mecca Apartments II, as of December 31, 2002, and 2001, and the related statements of income and changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the project's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards and Government Auditing Standards issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mecca Apartments II, as of December 31, 2002, and 2001, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     Our audit was conducted for the purposes of forming an opinion on the basic financial statements taken as a whole. The supporting information included in the report are presented for the purposes of additional analysis and are not a required part of the basic financial state- ments. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

                                                     ROBERT G. CLAPHAM
                                                     ACCOUNTANCY CORPORATION

                                                     By  /s/ Robert G. Clapham
                                                     -------------------------
                                                                 President

                               Mecca Apartments II
                               -------------------

                                 BALANCE SHEETS
                                 --------------

                          At December 31, 2002 and 2001
                          -----------------------------


                Assets                                                 2002                  2001
                ------                                  ------------------------      --------------------------
Cash    - on hand                                $          100                              100
        - revenue accounts                              143,877         143,977          111,886        111,986
                                                     ----------                          --------

Accounts receivable
        - tenants                                                           343                           1,748

Prepaid expenses and deposits                                             7,787                           4,187

Deposits for taxes and insurance                                          4,352                           9,690

Tenants' security deposits                                               23,635                          23,999
                                                                      ---------                      ----------

                Total current assets                                    180,094                         151,610


Replacement reserve                                                      49,328                          85,757

Operating reserve                                                       105,370                          97,257


Land                                                    259,698                          259,698
Buildings and improvements                            3,961,851                        3,961,851
Furniture and equipment                                 139,749                          139,749
                                                      ----------                       ----------
                                                      4,361,298                        4,361,298
Less accumulated depreciation                           901,661       3,459,637          785,412      3,575,886
                                                      ----------                       ----------


Deferred financing costs                                                148,969                         163,074
                                                                     ----------                       ----------

                                                                     $3,943,398                       4,073,584
                                                                      =========                       =========

                   The accompanying notes are an integral part
                           of the financial statements







         Liabilities                                        2002                               2001
         -----------                                  ----------------                ------------------
Accounts payable,  trade                                              $      6,510                         6,607
Accrued interest                                                             5,359                         5,419
Tenants' security deposits                                                  23,342                        23,495
Prepaid rent                                                                 2,030                         2,594
Portion of notes payable
           due within one year                                               8,201                         6,558
                                                                       -----------                     ---------
                 Total current liabilities                                  45,442                        44,673



Notes payable, secured by real property                   2,496,819                      2,504,298
Less current portion due within one year                      8,201      2,488,618           6,558     2,497,740
                                                       ------------                   ------------
Deferred laundry revenue                                                    12,658                             -
Deferred interest                                                          523,625                       451,687

Partners' capital                                                          873,055                     1,079,484
                                                                        ----------                    ----------

                                                                        $3,943,398                     4,073,584
                                                                         =========                    ==========

                               Mecca Apartments II
                               -------------------

                               STATEMENT OF INCOME
                               -------------------

                 For the Years ended December 31, 2002 and 2001
                 ----------------------------------------------


                                                                            2002                                2001
                                                                ---------------------------          --------------------------
        Tenants' rent, gross potential                   $277,164                        263,784
        Less vacancy loss                                   5,179      271,985             2,561     261,223
                                                        ---------                     ----------
        Laundry concession                                 14,354                          9,959
        Interest income                                     4,273                          8,293
        Other income                                        1,640       20,267             2,798      21,050
                                                        ---------     --------         ---------      -------
                                                                       292,252                       282,273
                                                                       -------                       -------
        Administrative
            Salaries                                       23,751                         23,048
            Office expenses                                 3,598                          4,679
            Management fee                                 14,156                         13,603
            Telephone                                         265                          1,615
            Legal                                           1,815                            100
            Auditing                                        6,550                          6,300
            Bad debts                                       2,359                          1,955

        Other
                                                            3,957       56,451             3,880      55,180
                                                        ---------                       --------
        Utilities
            Electricity                                     6,723                          7,187
            Water and sewer                                11,356                         11,269
            Gas                                             2,641       20,720             2,431      20,887
                                                        ---------                     ----------
        Operating and Maintenance
            Exterminating                                   2,071                          1,401
            Rubbish                                        11,990                         10,361
            Grounds                                        14,808                         12,261
            Materials and supplies                         50,230                         31,716
            Repairs contract and payroll                   18,601                         23,067
            Painting and decorating                         3,702      101,402             2,613      81,419
                                                        ---------                     ----------
        Depreciation                                                   116,249                       116,249




                   The accompanying notes are an integral part
                           of the financial statements




                                                                              2002                         2001
                                                                   --------------------------   -------------------------

        Taxes and Insurance
            Real property taxes                            31,126                         15,440
            Other taxes                                     4,236                          4,337
            Insurance                                      19,027      54,389             15,725     35,502
                                                          -------                        -------

        Interest                                                      135,365                       141,646

        Amortization                                                   14,105                        14,105
                                                                     ---------                      --------
                                                                      498,681                       464,988
                                                                     ---------                       -------
        Net operating loss for the year                              (206,429)                     (182,715)
        Partners' fees                                                      -                        15,000
                                                                     ---------                    --------
        Net (loss) for the year                                     $(206,429)                    $(197,715)
                                                                     =========                     ========

                   The accompanying notes are an integral part
                           of the financial statements

                               Mecca Apartments II
                               -------------------


                         STATEMENT OF CHANGES IN CAPITAL
                         -------------------------------

                 For the Years ended December 31, 2002 and 2001
                 ----------------------------------------------








                  Capital, December 31, 2000                                    1,294,903

                  Net loss for the year ended
                           December 31, 2001                                     (197,715)

                  Distributions                                                    17,704
                                                                                -----------

                  Capital, December 31, 2001                                    1,079,484

                  Net loss for the year ended
                           December 31, 2002                                     (206,429)
                                                                                 --------

                  Capital, December 31, 2002                                   $  873,055
                                                                                =========












                   The accompanying notes are an integral part
                           of the financial statements

                               Mecca Apartments II
                               -------------------

                             STATEMENT OF CASH FLOWS
                             -----------------------

                 For the Years ended December 31, 2002 and 2001
                 ----------------------------------------------


                                                                            2002                                2001
                                                                ---------------------------          --------------------------
Cash Flows provided by (Used for)
Operating Activities
       Cash collected from tenants
           and concessionaires                            $  281,014                       272,270
       Cash paid to suppliers and employees                 (216,348)                     (204,362)
       Interest paid - mortgage                              (63,487)                      (66,536)
       Interest collected  4,273                                                             8,293
       Withdrawals from (deposits to)
            restricted cash, net                               5,702                             4
                                                            ---------                    -----------
       Net cash flows provided by (used
           for) operating activities                                        11,154                          9,669
Cash Flows Provided by (Used for)
Financing Activities
       Payments on loans                                      (7,479)                       (1,431)
       Distributions                                              (-)                      (17,704)
                                                      --------------                  ------------
       Net cash flows provided by (used
           for) financing activities                                        (7,479)                       (19,135)
Cash Flows Provided by (Used for)
Investing Activities
       Withdrawals from restricted cash                       28,316                             -
       Deposits to restricted cash                                (-)                      (14,562)
                                                      --------------                      --------
       Net cash flows provided by (used
           for) investing activities                                        28,316                        (14,562)
                                                                          --------                       --------
Increase (decrease) in cash                                                 31,991                        (24,028)
Unrestricted cash, beginning of year                                       111,986                        136,014
                                                                          --------                       --------
Unrestricted cash, end of year                                           $ 143,977                        111,986
                                                                          ========                       ========












                   The accompanying notes are an integral part
                           of the financial statements




                                                                 2002                        2001
                                                             -------------              ------------
Reconciliation of Net Income with Cash
Provided by (Used for) Operating Activities

         Net income (loss) for the year                      $(206,429)                    (197,715)
         Add depreciation and amortization                     130,354                      130,353
         Deferred interest                                      71,938                       71,937
         Deferred income                                        12,658        8,521               -        4,575
                                                             -------------              ------------
         (Increase) decrease in assets:
              Accounts receivable                                1,405                        4,524
              Prepaid expenses and deposits                     (3,600)                        (180)
              Restricted cash                                    5,702                            4


         Increase (decrease) in liabilities:
              Accounts payable and
                  accrued liabilities                             (157)                        (509)
              Other liabilities                                   (717)       2,633           1,255        5,094
                                                             ------------- --------     ------------       -----
Cash flows provided by (used for) operating activities                    $  11,154                        9,669
                                                                          =========                        =====

                               Mecca Apartments II

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2002


Note 1.  Organization
------   ------------

     The partnership was organized to develop and operate low-income housing in the City of Mecca, California. The property included in the financial statements consists of sixty units of rental housing placed in service in 1995. The partnership has entered into an agreement with the State of California Tax Credit Allowance Committee; under the terms of which the partnership will be allocated federal low-income housing credits which will be passed through to the partners for the ten year period following initial occupancy of the housing. The credits are to be 8.72% of the eligible basis up to a maximum credit of $387,873 per year. Agreements with the Tax Credit Allocation Committee and the lender place substantial restrictions on the use and operation of the housing, including restrictions on rents, expenditures and withdrawals and requirements that various restricted cash deposits be maintained.

Note 2.  Accounting Principles
------   ---------------------
         The partnership uses the accrual basis, in that income is recorded as earned and expenses as they are incurred.

     Income from rents is recorded at the gross potential amount, with losses due to vacancy of bad debts shown as reductions of income and free or reduced-rate occupancy by on-site employees is shown as an expense. Losses from bad debts are recorded at the time a tenant vacates a unit owing more than the amount of the security deposit.





     Expenses incurred that expire over a period of time are pro-rated over the time period.

     Property and equipment is recorded at cost; depreciation is provided using the straight-line method over estimated lives of 40 years for the building and 5 to 7 years for furnishings. Repairs and routine replacement of assets will be recorded as a current expense. Major renovations or replacements of a significant part of a group of assets are recorded as additions to property and disposal of the assets being replaced.

         Estimates are used to determine amounts in financial statements. Actual results may vary from those estimates.

         Expenses being incurred during the construction period related to financing have been deferred.


These costs will be amortized over a thirty-year period on the straight-line method.

Note 3.  Accounts Receivable
-------  -------------------
         The details of accounts receivable are presented in the supplementary data following the financial statements.

Note 4.  Prepaid Expenses and Deposits
-------  -----------------------------
         At December 31, 2002, prepaid expenses consisted of the following:

                           Insurance                                      $7,787
                                                                           =====

Note 5.  Replacement Reserve Deposits
-------  ----------------------------
     The partnership is required to make deposits of $1,193 per month to an account held by the lender to accumulate funds for the replacement of assets, and $554 to another a savings accounts at U.S. Bank. A schedule of the activity in these reserve accounts is included in the supplementary data.

Note 6.  Notes Payable
------   -------------
     The notes payable consist of a loan with an original balance of $715,000 payable in monthly installments of $5,914, including interest at 9.25% per annum, due January 1, 2026, a loan with a balance of $500,000 from the County of Riverside Home Funds, payable together with accumulated simple interest of 6.5% per annum, over a fifteen-year period beginning May, 2010, in monthly payments of $8,469 including interest at 6.5% per annum, and a loan with a balance of $1,314,577 from the Rental Housing Construction Program of the State of
California Department of Housing and Community Development, bearing simple interest at 3% per annum, on which payments of interest and principal will be deferred, unless the operation of the property generates surplus cash in excess of allowable distributions.

     The fair value of the mortgage payable is estimated based on the current rates offered to the project for debt of the same maturities. At December 31, 2002, the fair value of the mortgage payable approximates the amount recorded in the financial statements. The amounts of principal due in each of the five years after December 31, 2002, except for payments that might be required from surplus cash, and the amount due after five years are as follows:

                           2003                                     $      8,201
                           2004                                            8,993
                           2005                                            8,960
                           2006                                           10,512
                           2007                                           12,156
                           Thereafter                                    632,520

Note 7.  Property Taxes
------   --------------
     The managing general partner is Indio Housing Development Corporation, an organization exempt from income taxes under the provisions of Internal Revenue Code Section 501(c)(3). As a provider of rental housing to qualifying low income families, the partnership qualifies for a welfare exemption from a portion of the property taxes assessed by the County of Riverside. The Riverside County Assessor is contending the grant of the welfare exemption for 2002-03. Discussions are being held with the assessor's representative. The first half of 2002-03 taxes are included in expenses.

Note 8.  Concentration of Activities
------   ---------------------------
     The partnership's sole asset is 60 units of housing. The project's operations are concentrated in the multifamily real estate market. In addition, the project operates in a heavily regulated environment. The operations of the project are subject to administrative directives, rules and regulations of federal, state and local regulatory agencies, including, but not limited to HUD. Such administrative directives, rules and regulations are subject to change by an act of congress, or and administrative change mandated by HUD. Such changes may occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden to comply with a change.